Exhibit 99.1

Flagstone Re Reports Diluted Book Value per Share of $11.30 for end of Fourth Quarter 2008

HAMILTON, Bermuda--(BUSINESS WIRE) – February 17, 2009 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced fourth quarter 2008 basic book value per share of $11.61 and diluted book value per share of $11.30, down 8.0% and 10.1% for the quarter (ratios inclusive of dividends), respectively.  Net loss available to common shareholders for the quarter ended December 31, 2008 was $(75.6) million, or $(0.89) per diluted share, compared to net income of $51.4 million, or $0.60 per diluted share, for the quarter ended December 31, 2007.  Net loss available to common shareholders for the year ended December 31, 2008 was $(187.3) million, or $(2.20) per diluted share, compared to net income of $167.9 million, or $2.05 per diluted share, for the year ended December 31, 2007.

Operating highlights for the three months and year ended December 31, 2008 and 2007, included the following:

	Three months ended December 31			Year ended December 31
	2008	2007	% change	2008	2007	% change
	(Expressed in millions of U.S. dollars, except % change and ratios)
Operating income (1)	$44.2	$52.8	(16.2)%	$96.5	$155.3	(37.9)%
Gross premiums written	$95.2	$65.1	46.3%	$781.9	$577.2	35.5%
Net premiums earned	$188.5	$125.3	50.5%	$654.2	$477.1	37.1%
Combined ratio	75.9%	64.4%		89.4%	72.8%
Investment (losses) returns	(7.8)%	1.4%		(13.9)%	7.0%

1Operating income is defined as net (loss) income adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

CEO David Brown commented: “The 4th quarter was pleasing from an underwriting perspective.  We achieved a 44.6% loss ratio which produced an underwriting profit of $46.9 million for the quarter despite net adverse development of $25.5 million on our Ike loss.  For the year, our loss ratio was 58.1% producing underwriting profits of $73.4 million.  This was achieved in one of the worst years ever for natural catastrophes and was without any material benefit of releases from prior years reserves.

Our net combined Ike and Gustav loss now stands at $140.2 million up from $115.0 million at the end of Q3.  Although we are pleased that this adverse development of approximately 22% is less severe than that reported by many of our peers we are nevertheless disappointed at this development.  The increase comes predominantly from mid-western clients who have been late in reporting losses as they deal with what was a very unusual event.  Our written premium for the 4th quarter was $95.2 million which represents an increase of 46.3% over the same quarter last year and brings our total premium for the year to $781.9 million which is a 35.5% increase over 2007.  This acceleration in premium growth in the fourth quarter reflects the significant business production we are seeing from our global platform as well as firming prices but it is important to note that it includes nothing from our newest and largest acquisition - Marlborough.  This growth in business continues into 2009 and we were very pleased with our business at 1/1/2009 as we were able to capitalize on the hardening market caused in general by the losses of 2008 and in particular the difficulties being experienced by some major market participants.  We were able to grow our business into attractive markets such as the US where our premiums are up 23% over the same period last year whilst the related aggregate exposure is down 3%.  We fully expect the market firming to continue and our diverse business platform will allow us to allocate our capacity to the most attractive opportunities.

Although we are not typically major users of retrocessional cover, in anticipation of the capacity crunch we were proactive in arranging such covers early in the fourth quarter.  We now have significant retrocessional protection covering losses on both an event and aggregate basis. This protection on top of our existing capital and our conservative investment portfolio positions us well to participate fully in the attractive markets we believe 2009 will present.”

Chairman Mark Byrne noted: “2008 was a challenging year.  Our book value declined due to investment losses, with the majority of these losses occurring in the third quarter and the first two weeks of the fourth quarter as we announced in mid-October. We had no material exposure or losses from Subprime or Alt-A securities; our losses were primarily due to our previous 23% allocation to global equity indices, and the worst performance of those equities in more than a century. When our internal circuit breakers were tripped, we made the decision to reallocate our asset portfolio in October to a very risk-averse portfolio where we remain today.  Our investment portfolio is now conservative, allowing us to take advantage of the hardening cycle in the reinsurance markets. We expect to stay conservatively positioned on the investment side in 2009, with over 90% of our assets in high grade fixed income securities.

Our core operating results were strong in a highly active cat year with an 89.4% combined ratio. This clearly demonstrates the value created by our investment in industry-leading technologies and a large analytical staff.  Our strong operating results are a direct result of the quality and efficiency of this global platform. Furthermore, we are pleased and excited about the continued diversification of our book and the further growth of our specialty lines business.

2008 was also a successful year for us organizationally, with our acquisitions in South Africa, Cyprus, Lloyds of London, and our restructuring into a Swiss operating platform. Since our reinsurance book is exposed to catastrophes, our results will not be smooth from quarter to quarter.  However, as our diversifying business lines continue to grow in significance to our overall book, our core earnings variability has continued to decrease.”

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
	(Expressed in thousands of U.S. dollars, except for share data and ratios)
Gross premiums written	$95,246	$65,088	$781,889	$577,150
Net premiums written	$84,488	$55,786	$694,698	$527,031
Net premiums earned	$188,503	$125,270	$654,168	$477,137
Net investment income	$3,367	$22,624	$51,398	$73,808
Loss and loss adjustment expenses	$84,051	$30,415	$379,884	$192,859
Net (loss) income	$(75,562)	$51,369	$(187,302)	$167,922
Total shareholders’ equity	$986,013	$1,210,485	$986,013	$1,210,485
Combined ratio(1)	75.9%	64.4%	89.4%	72.8%
Basic earnings per share	$(0.89)	$0.60	$(2.20)	$2.05
Diluted earnings per share (2)	$(0.89)	$0.60	$(2.20)	$2.05
Basic book value per share	$11.61	$14.17	$11.61	$14.17
Diluted book value per share	$11.30	$13.87	$11.30	$13.87
Change in basic book value per share (3)	(8.0)%	4.6%	(16.9)%	18.0%
Change in diluted book value per share (3)	(10.1)%	4.6%	(17.3)%	16.8%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter and twelve months ended December 31, 2008 does not contain the effect of:
a.	the warrant conversion as this would be anti- dilutive for GAAP purposes.

b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 2,189,982 PSU’s expected to vest under the PSU plan as at December 31, 2008.

c.
Dilutive shares have been excluded in the weighted average common shares used for the calculation of earnings per share in periods of net loss because the effect of such securities would be anti-dilutive.  The number of anti-dilutive shares that have been excluded in the computation of diluted earnings per share for the three and twelve months ended December 31, 2008, were 166,443 and 243,124 respectively.

(3)	Change in basic book value per share and diluted book value per share represent the increase or decrease in book value in the period plus dividends paid.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to shareholders’ equity is presented at the end of this release.

Results of Operations

The Company holds a controlling interest in Island Heritage, whose primary business is insurance. As a result of the strategic significance of the insurance business to the Company, and given the relative size of revenues generated by the insurance business, we modified our internal reporting process and the manner in which the business is managed and as a result we revised our segment structure, effective January 1, 2008. As a result of this process, the company is now reporting its results to the chief operating decision maker based on two reporting segments: Reinsurance and Insurance. The 2007 comparative information below reflects our current segment structure. The Company regularly reviews its financial results and assesses performance on the basis of these two operating segments.  Please refer to the “Segment Reporting” table on page 9 for more information.

Underwriting results

Reinsurance segment

Gross premiums written for our reinsurance segment in the fourth quarter of 2008 were $86.6 million compared to $54.0 million for the same period in 2007, an increase in gross premiums written of $32.6 million, or 60.3%. The increase was driven by growth in specialty lines, and an increase in reinstatement premiums, partially offset by the non renewal of certain treaties that did not meet the Company’s profitability objectives.  Gross premiums written for the year ended December 31, 2008 were $740.2 million compared to $544.3 million for the same period in 2007, an increase in gross premiums written of $195.9 million, or 36.0%.

The gross premiums written in the fourth quarter of 2008 include $36.4 million for property catastrophe, $15.4 million for other property and $34.8 million for specialty, compared to $26.7 million, $10.0 million and $17.3 million, respectively, for the same quarter in 2007.  For the year ended December 31, 2008, gross premiums written included $492.8 million for property catastrophe, $94.7 million for other property and $152.7 million for specialty, compared to $378.7 million, $94.5 million and $71.1 million, respectively, for the same period in 2007.

Net premiums earned were $186.5 million for the fourth quarter of 2008 compared to $118.9 million for the same quarter in 2007, an increase of $67.6 million, or 56.8%, due to the higher levels of premium writings and reinstatement premiums.  On an annual basis, net premiums earned were $641.5 million compared to $464.2 million for the year ended December 31, 2007, an increase of $177.3 million, or 38.2%.

Our reinsurance segment reported a combined ratio of 74.6% for the fourth quarter of 2008 compared to 62.7% for the fourth quarter of 2007.  The combined ratio for the year ended December 31, 2008 was 88.6% compared to 72.4% for the same period in 2007.

Loss and loss adjustment expenses were $83.2 million for the fourth quarter of 2008, representing a loss ratio of 44.6% compared to $29.2 million and a loss ratio of 24.5% for the same period in 2007.  The increase in the loss ratio from the fourth quarter of 2007 was primarily due to deterioration of loss estimates associated with Hurricane Ike ($28.8 million).   During the fourth quarter of 2007, the significant loss events were the California Wildfire ($7.0 million), Sydney (Australia) hailstorm ($11.4 million) and two satellite losses ($7.8 million).

Loss and loss adjustment expenses for the year ended December 31, 2008 were $377.2 million, or a 58.8% loss ratio, compared to $191.3 million, or a 41.2% loss ratio, for the year ended December 31, 2007.  The increase in the loss ratio was primarily due to more severe catastrophic events during 2008 than during 2007.  Significant loss events for 2008 included Hurricane Ike ($158.4 million), Hurricane Gustav ($14.5 million), Chinese winter storms ($18.2 million) and the U.S. Memorial Day weekend storms ($11.1 million).  During the year ended December 31, 2008, we also revisited our loss estimates for previous catastrophe events.  Based on updated estimates provided by clients and brokers, we have recorded net favorable developments for prior year loss events of $15.7 million. During 2007, the significant loss events included the European Windstorm Kyrill ($32.4 million), United Kingdom floods ($38.0 million), and New South Wales (Australia) floods ($18.5 million).

Our acquisition cost ratio was 14.3% for the fourth quarter of 2008 compared to 19.4% for the same period in 2007.  The decrease in acquisition costs in the current quarter is primarily due to a decrease in profit commission accruals and due to an increase in reinstatement premiums this quarter which has relatively low acquisition costs associated with it.  The acquisition cost ratio for the year ended December 31, 2008 was 15.8% compared to 16.3% for the same period in 2007.

General and administrative expenses were $29.3 million for the fourth quarter ended December 31, 2008 compared to $22.3 million for the fourth quarter of 2007.  General and administrative expenses were $90.0 million for the year ended December 31, 2008 compared to $68.9 million for the same period in 2007.  The increase in the current quarter over prior year quarter was primarily due to a one-off stock compensation expense of $3.6 million associated with amendments to the Warrant and due to the costs associated with our increased staffing levels. The increase for the year ended December 31, 2008 compared to the same period in 2007 was primarily due to the cost of additional staff and infrastructure as we continue to build our global operations and enhance our technology platform.

Insurance segment

The Company has established a new Insurance reporting segment for the year ended December 31, 2008, which included insurance business generated through Island Heritage, a property insurer based in the Cayman Islands which is primarily in the business of insuring homes, condominiums and office buildings in the Caribbean region.  The Company gained controlling interest of Island Heritage in the third quarter of 2007, and as a result, the comparatives for the year ended December 31, 2007 include the results of Island Heritage for the six months ended December 31, 2007 only. The net underwriting (loss) income for the three and twelve months ended December 31, 2008 amounted to $(0.4) million and $0.4 million, respectively, compared to $2.0 million and $4.6 million, respectively, for the three and six months ended December 31, 2007.

Gross premiums written were $13.4 million and $76.9 million, respectively, for the three and twelve months ended December 31, 2008, compared to $11.0 million and $33.0 million for the three and six months ended December 31, 2007.  Contracts are written on a per risk basis and consist primarily of property lines. Proportionally higher volumes of property business are traditionally written in the first two quarters of the year as compared to the other quarters in the fiscal year.

Insurance premiums ceded for the three and twelve months ended December 31, 2008 were $7.6 million and $75.8 million, respectively, compared to $8.5 million and $20.4 million, respectively, for the three and six months ended December 31, 2007.

Net premiums earned totaled $2.0 million and $12.7 million, respectively, for the three and twelve months ended December 31, 2008, compared to $6.0 million and $13.0 million, respectively, for the three and six months ended December 31, 2007.

Loss and loss adjustment expenses amounted to $0.9 million and $2.7 million, respectively, for the three and twelve months ended December 31, 2008, compared to $0.9 million and $1.6 million, respectively, for the three and six months ended December 31, 2007. The increase for the year was primarily due to losses from Hurricanes Ike and Paloma.

Acquisition costs totaled $3.9 million and $13.9 million, respectively, for the three and twelve months ended December 31, 2008, compared to $3.0 million and $6.5 million, respectively, for the three and six months ended December 31, 2007.  Acquisition costs include gross commission costs, profit commission, and premium taxes.

General and administrative expenses for the three and twelve months ended December 31, 2008 were $2.7 million and $9.0 million, respectively, compared to $1.9 million and $3.5 million, respectively, for the three and six months ended December 31, 2007. During 2008, Island Heritage expanded their operations into the Latin America market with the opening of an office in Puerto Rico.  The increase in general and administrative expenses for 2008 was primarily related to increased costs associated with expanding into this market.

Investment results

The total return on our investment portfolio, excluding minority interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and twelve months ended December 31, 2008, the total return on invested assets was (7.8)% and (13.9)%, respectively, compared to 1.4% and 7.0%, respectively, for the three and twelve months ended December 31, 2007.  The change in the return on invested assets of (9.2)% and (20.9)% during the three and twelve months ended December 31, 2008, respectively, compared to the same periods in 2007 is primarily due to the significant declines in the global equity, bond and commodities markets in 2008. Such declines are attributable to the broader deterioration and volatility in the credit markets, the widening of credit spreads in fixed income sectors, significant failures of large financial institutions, uncertainty regarding the effectiveness of governmental solutions and the lingering impact of the sub-prime residential mortgage crisis.

The key contributors to the investment performance this quarter were the widening of credit spreads and the impact of the turbulent worldwide markets on our equity, commodity and real estate holdings.

Net investment income

Net investment income for the fourth quarter of 2008 was $3.4 million, compared to $22.6 million for the same quarter in 2007, a decrease of 85.1%. Net investment income for the year ended December 31, 2008 was $51.4 million, compared to $73.8 million for the same period in 2007, a decrease of 30.4%.

Net investment income decreases for the three and twelve month periods are principally due to significant decreases in interest rates from the comparable period in 2007, the decrease of the Consumer Price Index during Q4 2008 resulting in negative amortization income from our TIPS portfolio, and changes in the Company’s process regarding the allocation to investment income of a portion of general and administrative expenses attributable to investment management expenses.  The Company allocates all investment related expenses to investment income, including salaries and overhead expenses, considered to be directly related to and supporting the investment income.

Net realized and unrealized gains and losses – investments

Net realized and unrealized losses and gains on our investment portfolio amounted to a $(111.8) million and $(272.2) million loss, respectively, for the three and twelve months ended December 31, 2008, compared to $(1.6) million loss and $17.2 million gain for the three and twelve months ended December 31, 2007, respectively.  These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, and other investments and on our investment portfolio of derivatives which includes global equity, global bond, commodity and real estate futures, TBA securities, interest rate swaps and total return swaps.  The decrease during the three and twelve months ended December 31, 2008 compared to the same periods in 2007, was primarily due to the significant declines in the global equity, bond and commodities markets in 2008.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its non-investment currency and debt interest rate exposures with derivative instruments such as foreign currency swaps, forward currency contracts and interest rate swaps.   Net realized and unrealized gains and losses - other amounted to $13.8 million gain for the fourth quarter of 2008 compared to $(2.0) million loss for the fourth quarter of 2007.  Net realized and unrealized gains (losses) - other amounted to $11.6 million gain for the year ended December 31, 2008 compared to $(9.8) million loss for the same period in 2007.

The primary components of the $13.8 million and $11.6 million gain for the three and twelve months ended December 31, 2008, respectively, are as follows:

	Three months ended December 31, 2008	Year ended December 31, 2008
Balance sheet hedge:
- foreign currency forwards, hedges on reinsurance balances and a portion of long term debt:	$10.2 million	$7.1 million
- foreign currency swaps on our subordinated debt:	$(0.1) million	$(0.8) million
- interest rate swaps on our subordinated debt:	-	$(1.4) million
Unrealized gains on other reinsurance derivatives	$3.7 million	$6.7 million

Interest expense

Interest expense for the fourth quarter of 2008 was $4.6 million, compared to $6.0 million for the same quarter in 2007. The decrease in interest expense for the three months ended December 31, 2008 compared to the same period in 2007 is primarily related to a reduction in interest rates on the subordinated debt and to the repurchase of $11.25 million of principal amount of the Company’s outstanding $100.0 million Junior Subordinated Deferrable Interest Notes during the second quarter of 2008.  Interest expense for the year ended December 31, 2008 was $18.3 million compared to $18.7 million for the same period in 2007.  For the year ended December 31, 2008 compared to the same period in 2007, the decrease of $0.4 million is attributable to the decreases discussed for the quarter, offset by an increase resulting from additional debt offerings of $100.0 million and $25.0 million, which occurred in June and September 2007, respectively.

Shareholders’ equity

At December 31, 2008, shareholders' equity was $986.0 million and diluted book value per share was $11.30.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure and it has been reconciled to its most comparable GAAP financial measure. The Company believes this measure to be useful alongside comparable GAAP measures in evaluating the Company’s financial performance as management believes the growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Additional information

The Company will host a conference call on Tuesday, February 17th, 2009 at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available through the Investor Section of the Company’s website at www.flagstonere.bm.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody's Investors Service.  Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”. Additional financial information and other items of interest are available at the Company’s website located at www.flagstonere.bm.

Please refer to the unaudited December 31, 2008 Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

Consolidated Statements of Operations and Comprehensive (Loss) Income (unaudited) – For the three month and twelve month periods ended December 31, 2008 and December 31, 2007 (expressed in thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
REVENUES
Gross premium written	$95,246	$65,088	$781,889	$577,150
Premium ceded	(10,758)	(9,302)	(87,191)	(50,119)
Net premiums written	84,488	55,786	694,698	527,031
Change in net unearned premiums	104,015	69,484	(40,530)	(49,894)
Net premiums earned	188,503	125,270	654,168	477,137
Net investment income	3,367	22,624	51,398	73,808
Net realized and unrealized (losses) gains - investments	(111,778)	(1,573)	(272,206)	17,174
Net realized and unrealized gains (losses) - other	13,761	(1,985)	11,617	(9,821)
Other income	2,946	2,926	8,215	5,811
Total revenues	96,799	147,262	453,192	564,109

EXPENSES
Loss and loss adjustment expenses	84,051	30,415	379,884	192,859
Acquisition costs	26,907	26,054	105,734	82,292
General and administrative expenses	31,992	24,229	99,026	72,461
Interest expense	4,626	6,020	18,297	18,677
Net foreign exchange losses (gains)	18,215	(2,109)	21,477	(5,289)
Total expenses	165,791	84,609	624,418	361,000

(Loss) income before income taxes, minority interest and interest in earning of equity investments	(68,992)	62,653	(171,226)	203,109
Provision for income tax	714	(432)	(1,178)	(783)
Minority interest	(6,460)	(10,852)	(13,599)	(35,794)
Interest in (loss) earnings of equity investments	(824)	-	(1,299)	1,390
NET (LOSS) INCOME	$(75,562)	$51,369	$(187,302)	$167,922

Change in currency translation adjustment	(16,457)	1,652	(14,810)	7,945
Change in defined benefit pension plan obligation	(422)	–	(887)	–
COMPREHENSIVE (LOSS) INCOME	$(92,441)	$53,021	$(202,999)	$175,867

Weighted average common shares outstanding—basic	84,878,518	85,414,160	85,328,704	81,975,384
Weighted average common shares outstanding—diluted	84,878,518	85,529,672	85,328,704	82,111,590
Net (loss) income per common share outstanding—basic	$(0.89)	$0.60	$(2.02)	$2.05
Net (loss) income per common share oustanding—diluted	$(0.89)	$0.60	$(2.02)	$2.05
Dividends declared per common share	$0.04	$0.04	$0.16	$0.08

Segment Reporting (unaudited) – For the three month and twelve month periods ended December 31, 2008 and December 31, 2007
(expressed in thousands of U.S. dollars, except percentages)

	Three Months Ended December 31, 2008				Three Months Ended December 31, 2007
	Inter segment				Inter segment
	Reinsurance	Insurance	Eliminations(1)	Total	Reinsurance	Insurance	Eliminations(1)	Total
Gross premium written	$86,566	$13,438	$(4,758)	$95,246	$53,986	$10,979	$123	$65,088
Premiums ceded	(7,942)	(7,574)	4,758	(10,758)	(1,530)	(8,463)	691	(9,302)
Net written premiums	78,624	5,864	–	84,488	52,456	2,516	814	55,786
Net premiums earned	$186,509	$1,994	$–	$188,503	$118,936	$5,991	$343	$125,270
Other insurance related income	(151)	5,085	(3,624)	1,310	342	1,824	–	2,166
Loss and loss adjustment expenses	83,192	859	–	84,051	29,159	869	387	30,415
Acquisition costs	26,619	3,912	(3,624)	26,907	23,056	3,040	(42)	26,054
General and administrative expenses	29,296	2,696	–	31,992	22,332	1,899	(2)	24,229
Underwriting Income	$47,251	$(388)	$–	$46,863	$44,731	$2,007	$–	$46,738
Loss ratio (2)	44.6%	12.1%		44.6%	24.5%	11.1%		24.3%
Acquisition cost ratio (2)	14.3%	55.3%		14.3%	19.4%	38.9%		20.8%
General and administrative expense ratio (2)	15.7%	38.1%		17.0%	18.8%	24.3%		19.3%
Combined ratio (2)	74.6%	105.5%		75.9%	62.7%	74.3%		64.4%
Total assets	$2,167,853	$48,117		$2,215,970	$2,034,077	$69,696		$2,103,773

	Year Ended December 31, 2008				Year Ended December 31, 2007
	Inter segment				Inter segment
	Reinsurance	Insurance	Eliminations(1)	Total	Reinsurance	Insurance	Eliminations(1)	Total
Gross premium written	$740,169	$76,926	$(35,206)	$781,889	$544,255	$33,026	$(131)	$577,150
Premiums ceded	(46,638)	(75,759)	35,206	(87,191)	(30,592)	(20,375)	848	(50,119)
Net written premiums	693,531	1,167	–	694,698	513,663	12,651	717	527,031
Net premiums earned	$641,500	$12,668	$–	$654,168	$464,200	$13,031	$(94)	$477,137
Other insurance related income	305	13,247	(9,691)	3,861	1,182	3,246	–	4,428
Loss and loss adjustment expenses	377,228	2,656	–	379,884	191,269	1,590	–	192,859
Acquisition costs	101,528	13,897	(9,691)	105,734	75,880	6,506	(94)	82,292
General and administrative expenses	90,026	9,000	–	99,026	68,929	3,532	–	72,461
Underwriting Income	$73,023	$362	$–	$73,385	$129,304	$4,649	$–	$133,953
Loss ratio (2)	58.8%	10.2%		58.1%	41.2%	9.8%		40.4%
Acquisition cost ratio (2)	15.8%	53.6%		16.2%	16.3%	40.0%		17.2%
General and administrative expense ratio (2)	14.0%	34.7%		15.1%	14.9%	21.7%		15.2%
Combined ratio (2)	88.6%	98.5%		89.4%	72.4%	71.5%		72.8%
Total assets	$2,167,853	$48,117		$2,215,970	$2,034,077	$69,696		$2,103,773

(1) Inter segment elimination for 2008 relate to a quota share arrangement between Flagstone Suisse and Island Heritage. For 2007 the eliminations relate to reinsurance purchased by Island Heritage from Flagstone.
(2) For insurance segment all ratios calculated using expenses divided by net premiums earned plus other insurance related income.

Consolidated Condensed Balance Sheets (unaudited) as at December 31, 2008 and December 31, 2007
(expressed in thousands of U.S. dollars)

	As at December 31 2008	As at December 31 2007
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2008 - $787,792; 2007 - $1,099,149)	$784,355	$1,109,105
Short term investments, at fair value (Amortized cost: 2008 - $30,491; 2007 - $23,660)	30,413	23,616
Equity investments, at fair value (Cost: 2008 - $16,266; 2007 - $73,603)	5,313	74,357
Other investments	54,655	293,166
Total Investments	874,736	1,500,244
Cash and cash equivalents	783,705	362,622
Restricted cash	42,403	2,832
Premium balances receivable	218,287	136,555
Unearned premiums ceded	31,119	14,608
Reinsurance recoverable	16,422	1,355
Accrued interest receivable	7,226	9,915
Receivable for investments sold	9,634	–
Deferred acquisition costs	44,601	30,607
Funds withheld	14,433	6,666
Goodwill, intangibles and other assets	173,404	38,369
Total Assets	$2,215,970	$2,103,773

LIABILITIES
Loss and loss adjustment expense reserves	$411,565	$180,978
Unearned premiums	270,891	175,607
Insurance and reinsurance balances payable	31,123	12,088
Payable for investments purchased	7,776	41,750
Long term debt	252,575	264,889
Other liabilities	58,577	33,198
Total Liabilities	1,032,507	708,510

Minority Interest	197,450	184,778

SHAREHOLDERS’ EQUITY
Common voting share, 150,000,000 authorized, $0.01 par value, issued and outstanding (2008 - 84,801,732; 2007 - 85,309,107)	848	853
Additional paid-in capital	897,344	905,316
Accumulated other comprehensive income	(8,271)	7,426
Retained earnings	96,092	296,890
Total Shareholders’s Equity	986,013	1,210,485

Total Liabilities, Minority Interest and Shareholders’ Equity	$2,215,970	$2,103,773

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the impact of the current unprecedented volatility in the financial markets, including the duration of the crisis and the effectiveness of governmental solutions; the weakening economy, including the impact on our customers' businesses; fluctuations in interest rates; the effects of corporate bankruptcies on capital markets; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share”, which are non-GAAP financial measures.  Management uses growth in diluted book value per share as a prime measure of the value the Company is generating for its common shareholders, as Management believes that growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Basic book value per share is defined as total shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.   Diluted book value per share is defined as total shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, PSUs and RSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at December 31, 2008 and December 31, 2007.

Book Value per Share (unaudited)

	As at December 31, 2008	As at December 31, 2007
	($ in thousands, except share and per share data)

Shareholders’ Equity	$986,013	$1,210,485
Potential net proceeds from assumed:
Exercise of PSU (1)	–	–
Exercise of RSU (1)	–	–
Conversion of warrant - ($14.80 strike price) (2)	–	–
Diluted Shareholders’ Equity	$986,013	$1,210,485

Common shares outstanding - end of period	84,801,732	85,309,107
Vested RSUs	135,476	105,060
Total Common shares outstanding - end of period	84,937,208	85,414,167

Potential shares to be issued:
PSUs expected to vest	2,189,982	1,658,700
RSUs outstanding	147,400	221,550
Conversion of warrant - ($14.80 strike price) (2)	–	–
Common Shares Outstanding - Diluted	87,274,590	87,294,417

Basic book value per share	$11.61	$14.17

Diluted book value per share	$11.30	$13.87

(1) No proceeds due when exercised
(2) Below strike price - not dilutive